Exhibit 99.1

TransDigm Group Reports Fiscal 2014 Fourth Quarter and Year-End Results

Cleveland, Ohio, November 13, 2014/PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the fourth quarter and fiscal year ended September 30, 2014.

Highlights for the quarter and fiscal year include:

•	Fourth quarter net sales of $642.2 million, up 19.0% from $539.7 million;

•	Fourth quarter EBITDA As Defined of $291.1 million, up 17.3% from $248.2 million;

•	Fourth quarter adjusted earnings per share of $2.21, up 26.3% from $1.75;

•	Fiscal 2014 net sales of $2,372.9 million, up 23.3% from $1,924.4 million;

•	Fiscal 2014 EBITDA As Defined of $1,073.2 million, up 19.2% from $900.3 million;

•	Fiscal 2014 net income of $306.9 million, up 1.4% from $302.8 million;

•	Fiscal 2014 earnings per share of $3.16, up 32.2% from $2.39; and

•	Fiscal 2014 adjusted earnings per share of $7.76, up 12.5% from $6.90.

Net sales for the quarter rose 19.0% to $642.2 million from $539.7 million in the comparable quarter a year ago. Organic net sales grew approximately 10.1%, of which approximately two-thirds was attributable to strong commercial aftermarket sales. The favorable contribution from the acquisitions of Airborne and Elektro-Metall (EME) accounted for the balance of the increase in net sales.

Net income for the quarter increased 36.0% to $114.3 million, or $1.91 earnings per share, compared with $84.0 million, or $.20 loss per share, in the comparable quarter a year ago. Earnings per share were reduced in both 2014 and 2013 by $0.11 and $1.67 per share respectively, representing dividend equivalent payments during each quarter. The increase in net income was primarily due to growth in net sales described above and lower acquisition-related costs partially offset by higher interest expense as a result of an increase in the level of outstanding borrowings and higher non-cash compensation costs. The higher interest expense was due to an increase in outstanding borrowings from $5.7 billion to $7.5 billion to fund the $25.00 per share dividend paid in June 2014. The current quarter included acquisition-related costs and non-cash compensation costs of $11.0 million, net of tax, or $0.19 per share. The comparable quarter a year ago reflected acquisition-related and non-cash compensation costs of $14.4 million, net of tax, or $0.26 per share.

Adjusted net income for the quarter rose 25.7% to $125.4 million, or $2.21 per share, from $99.7 million, or $1.75 per share, in the comparable quarter a year ago.

EBITDA for the quarter increased 22.2% to $280.4 million from $229.5 million for the comparable quarter a year ago. EBITDA As Defined for the period increased 17.3% to $291.1 million compared with $248.2 million in the quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 45.3%.

Full Fiscal Year Results

Fiscal 2014 net sales rose 23.3% to $2,372.9 million from $1,924.4 million in the comparable period last year. Organic net sales grew approximately 8.1%. The favorable contribution from the acquisitions of Aerosonic, Airborne, Elektro-Metall (EME), Arkwin and Whippany accounted for the balance of the increase in net sales.

Fiscal 2014 net income increased 1.4% to $306.9 million, or $3.16 per share, compared with $302.8 million, or $2.39 per share, in fiscal 2013. Earnings per share were reduced in both fiscal 2014 and 2013 by $2.22 per share and $3.11 per share respectively, representing dividend equivalent payments made during each fiscal year. The slight increase in net income in the current year was significantly impacted by one-time costs attributable to the refinancing of our $1.6 billion aggregate principal amount of 7 3⁄4% Senior Subordinated Notes in June 2014 of $90.0 million, net of tax, or $1.58 per share and higher interest expense. More than offsetting these costs was the growth in net sales described above and lower non-cash compensation costs. The prior year included one-time costs attributable to the refinancing of our senior secured credit facility in February 2013 of $20.4 million, net of tax, or $0.37 per share.

Fiscal 2014 adjusted net income rose 16.4% to $442.4 million, or $7.76 per share, from $380.1 million, or $6.90 per share, in the comparable period a year ago. The adjusted earnings per share increase of 12.5% was lower than the increase in adjusted net income of 16.4% as a result of higher weighted average shares of 57.0 million, up from 55.1 million in the prior year period.

Fiscal 2014 EBITDA increased 12.6% to $892.6 million from $792.7 million for the comparable period a year ago. EBITDA As Defined for the period increased 19.2% to $1,073.2 million compared with $900.3 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 45.2%.

“Fiscal 2014 was a good year for TransDigm,” stated W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer. “The commercial aftermarket recovered nicely in the second half of our fiscal year, and perhaps even ran a little ahead of itself in the fourth quarter.”

Mr. Howley continued, “In fiscal 2014 we took advantage of favorable credit markets to both fund the payment of a $25 per share special dividend and refinance approximately $1.6 billion of 7 3⁄4% Senior Subordinated Notes with lower interest cost. We also completed the acquisition of two aerospace businesses for about $310 million and purchased 909,700 shares of our own stock all while supporting our existing businesses and maintaining financial flexibility.”

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

Fiscal 2015 Outlook

Assuming no acquisition activity and based upon current market conditions, the Company expects fiscal 2015 financial performance to be as follows:

•	Net sales are anticipated to be in the range of $2,510 million to $2,550 million compared with $2,373 million in fiscal 2014;

•	EBITDA As Defined is anticipated to be in the range of $1,163 million to $1,183 million compared with $1,073 million in fiscal 2014;

•	Net income is anticipated to be in the range of $429 million to $443 million compared with $307 million in fiscal 2014;

•	Earnings per share are expected to be in the range of $7.51 to $7.77 per share based upon weighted average shares outstanding of 56.6 million compared with $3.16 per share in fiscal 2014; and

•	Adjusted earnings per share are expected to be in the range of $8.03 to $8.29 per share compared with $7.76 per share in fiscal 2014.

Mr. Howley continued, “Our fiscal 2015 guidance assumes that our commercial aftermarket revenues will be up in the high single-digit percentage after strong growth in 2014. The commercial OEM revenues are expected to be in the mid-single digit range and defense revenues about flat.”

Conference Call

TransDigm Group will host a conference call for investors and security analysts on November 13, 2014, beginning at 11:00 a.m., Eastern Time. To join the call, dial (877) 280-4955 and enter the pass code 46244665. International callers should dial (857) 244-7312 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”

The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 97669083. International callers should dial (617) 801-6888 and use the same pass code.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces, lighting and control technology and military personnel parachutes and cargo delivery systems.

Non-GAAP Supplemental Information

EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.

TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP. Our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2015 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future terrorist attacks; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol

Investor Relations

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED
SEPTEMBER 30, 2014 AND SEPTEMBER 30, 2013	Table 1
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
NET SALES	$642,241	$539,737	$2,372,906	$1,924,400
COST OF SALES	293,613	257,018	1,105,032	874,838

GROSS PROFIT	348,628	282,719	1,267,874	1,049,562
SELLING AND ADMINISTRATIVE EXPENSES	76,685	61,071	276,446	254,468
AMORTIZATION OF INTANGIBLE ASSETS	13,223	15,875	63,608	45,639

INCOME FROM OPERATIONS	258,720	205,773	927,820	749,455
INTEREST EXPENSE - Net	96,933	81,246	347,688	270,685
REFINANCING COSTS	132	—	131,622	30,281

INCOME BEFORE INCOME TAXES	161,655	124,527	448,510	448,489
INCOME TAX PROVISION	47,400	40,500	141,600	145,700

NET INCOME	$114,255	$84,027	$306,910	$302,789

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$108,157	$(11,110)	$180,284	$131,546

Net earnings per share:
Basic and diluted	$1.91	$(0.20)	$3.16	$2.39
Cash dividends paid per common share	$—	$22.00	$25.00	$34.85
Weighted-average shares outstanding:
Basic and diluted	56,731	56,862	56,993	55,080

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION—RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO NET INCOME
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED
SEPTEMBER 30, 2014 AND SEPTEMBER, 30 2013	Table 2
(Amounts in thousands)
(Unaudited)

	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net income	$114,255	$84,027	$306,910	$302,789
Adjustments:
Depreciation and amortization expense	21,844	23,680	96,385	73,515
Interest expense, net	96,933	81,246	347,688	270,685
Income tax provision	47,400	40,500	141,600	145,700

EBITDA	280,432	229,453	892,583	792,689
Adjustments:
Acquisition related expenses and adjustments (1)	3,048	13,877	20,541	26,433
Non-cash stock compensation expense (2)	7,483	2,904	26,332	48,884
Refinancing costs (3)	132	—	131,622	30,281
Other nonrecurring charges	3	1,991	2,129	1,991

Gross Adjustments to EBITDA	10,666	18,772	180,624	107,589

EBITDA As Defined	$291,098	$248,225	$1,073,207	$900,278

EBITDA As Defined, Margin (4)	45.3%	46.0%	45.2%	46.8%

(1)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments.
(2)	Represents the compensation expense recognized by TD Group under our stock option plans.
(3)	Represents costs expensed including the premium paid to redeem our 2018 Notes in June 2014 and the refinancing of our 2010 Credit Facility and 2011 Credit Facility in February 2013, respectively.
(4)	The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of sales.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION—RECONCILIATION OF
REPORTED EARNINGS (LOSS) PER SHARE TO
ADJUSTED EARNINGS PER SHARE	Table 3
FOR THE THIRTEEN WEEK PERIODS AND FISCAL YEARS ENDED
SEPTEMBER 30, 2014 AND SEPTEMBER 30, 2013
(Amounts in thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Fiscal Years Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Reported Earnings Per Share
Net income	$114,255	$84,027	$306,910	$302,789
Less: dividends on participating securities	(6,098)	(95,137)	(126,626)	(171,243)

Net income (loss) applicable to common stock—basic and diluted	$108,157	$(11,110)	$180,284	$131,546

Weighted-average shares outstanding under the two-class method:
Weighted average common shares outstanding	52,579	52,580	52,748	52,258
Vested options deemed participating securities	4,152	4,282	4,245	2,822

Total shares for basic and diluted earnings per share	56,731	56,862	56,993	55,080

Basic and diluted earnings (loss) per share	$1.91	$(0.20)	$3.16	$2.39

Adjusted Earnings Per Share
Net income	$114,255	$84,027	$306,910	$302,789
Gross adjustments to EBITDA	10,666	18,772	180,624	107,589
Purchase accounting backlog amortization	2,122	4,515	17,390	6,976
Tax adjustment	(1,689)	(7,578)	(62,515)	(37,219)

Adjusted net income	$125,354	$99,736	$442,409	$380,135

Adjusted diluted earnings per share under the two-class method	$2.21	$1.75	$7.76	$6.90

Diluted Earnings (Loss) Per Share to Adjusted Earnings Per Share
Diluted earnings (loss) per share	$1.91	$(0.20)	$3.16	$2.39
Adjustments to diluted earnings (loss) per share:
Inclusion of the dividend equivalent payment	0.11	1.67	2.22	3.11
Non-cash stock compensation expense	0.11	0.03	0.32	0.60
Acquisition related expenses	0.08	0.23	0.46	0.41
Refinancing costs	—	—	1.58	0.37
Other nonrecurring charges	—	0.02	0.02	0.02

Adjusted earnings per share	$2.21	$1.75	$7.76	$6.90

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION—RECONCILIATION OF NET CASH
PROVIDED BY OPERATING ACTIVITIES TO EBITDA, EBITDA AS DEFINED
FOR THE FISCAL YEARS ENDED
SEPTEMBER 30, 2014 AND SEPTEMBER 30, 2013	Table 4
(Amounts in thousands)
(Unaudited)

	Fiscal Years Ended
	September 30, 2014	September 30, 2013
Net Cash Provided by Operating Activities	$541,222	$470,205
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	(27,967)	(71,618)
Net gain on sale of real estate	804	—
Interest expense—net (1)	333,753	258,752
Income tax provision—current	151,016	148,314
Non-cash stock compensation expense (2)	(26,332)	(48,884)
Excess tax benefit from exercise of stock options	51,709	66,201
Refinancing costs (4)	(131,622)	(30,281)

EBITDA	892,583	792,689
Adjustments:
Acquisition related expenses (3)	20,541	26,433
Non-cash stock compensation expense (2)	26,332	48,884
Refinancing costs (4)	131,622	30,281
Other nonrecurring charges	2,129	1,991

EBITDA As Defined	$1,073,207	$900,278

(1)	Represents interest expense excluding the amortization of debt issue costs and note premium and discount.
(2)	Represents the compensation expense recognized by TD Group under our stock option plans.
(3)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments.
(4)	Represents costs expensed including the premium paid to redeem our 2018 Notes in June 2014 and the refinancing of our 2010 Credit Facility and 2011 Credit Facility in February 2013, respectively.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION—BALANCE SHEET DATA
(Amounts in thousands)	Table 5
(Unaudited)

	September 30, 2014	September 30, 2013
Cash and cash equivalents	$819,548	$564,740
Trade accounts receivable—Net	351,307	290,449
Inventories—Net	459,074	413,581

Short-term borrowing—trade receivables securitization facility	200,000	—
Current portion of long-term debt	39,295	31,045
Accounts payable	115,741	106,768
Accrued current liabilities	230,871	184,687

Long-term debt	7,233,836	5,700,193

Total stockholders’ (deficit) equity	(1,556,099)	(336,381)